June 12, 2007

Indigo-Energy, Inc
701 N. Green Valley Pkwy, Suite 200
Henderson, NV 89074
Mr. D
avid Larson, CEO

Dear Mr. Larson,

This letter sets forth the basis on which Network I Financial Securities, Inc (“Network”) is engaged by Indigo-Energy (the “Company”)
to act as it financial advisor for its finance and acquisition program for a one-year period beginning the date of this agreement.

1.
Performance of Services

Network shall provide the following services:

Acquisitions:

 Network 1 will work with the Company’s staff in developing acquisition criteria both from the point of view of business compatibility and financial acceptability

(a)

Network will assist the Company in identifying companies in the targeted industries, which may include public companies, divisions of public companies, and privately held companies, and after evaluating such companies, assist in ranking them in terms of priority.

(b)

Network will gather financial information in targeting companies. In those cases where the company, or a division of a public company, Network will utilize its contracts and sources of information of develop as complete a financial profile as possible. In the event outside consulting studies are desirable, Network will recommend such consultants and be prepared to retain them on behalf of the Company, with the Company’s approval.

(c)
Network will evaluate the target companies from a financial viewpoint, providing an opinion as to value and the price level necessary to consummate a transaction.

(d)
Network will contribute to the analysis of the target company’s desirability from both a business and product viewpoint, combining these conclusions with the judgment as to the likelihood of success.

Corporate Planning and Development:

(a)
Network 1 will work with the Company on research and development planning as far as financial commitments.

(b)
Network will introduce the Company to parties that will be able to assist the Company in the Energy industry that could be helpful in the development of the Company’s business.

(c)
Network 1 will introduce the Company to parties in the financial community that follow the industry with n particular interest in Exploration.

(d)
Should the Company request, Network 1 will act as a liaison between shareholders and the Company.

2.

Financing

Should the company require additional capital on order to finance a specific acquisition and wish to raise these funds through a secondary issue of equity or private placement, the Company may request Network to serve as its investment banker for said purpose. Such financing shall occur at such time as the Company, in its sole discretion, shall deem appropriate. Terms, conditions, and compensation for said financing will be negotiat ed at the time of the request.

3.

Compensation for Services

The Company agrees to issue to Network 1 or its designees 3,000,000 restricted common shares upon the execution of this agreement and an additional 2,000,000 common shares if a termination notice has not been sent to Network 1 before the initial six months of this agreement as described in paragraph 5. In addition, if the Company or any of its affiliates acquire by means of merger, consolidation, joint venture, exchan ge offer, purchase of stocks or assets or other transactions, an entity as a result of submissions or introductions made by Network during the period of this Agreement, or if the company uses the services of Network in conducting or assisting in negotiations in structuring a transactions with any party, the Company shall pay Network, or cause Network to be paid, at the closing of said transaction, a transaction fee to be negotiated prior to the time of transaction.

4.

Indemnity

Each part shall indemnify the other and its partners, officers, directors, and employees against all claims, damages, liability, and litigating expenses (including the expense of investigation and defending such claims) as the same as incurred, relating to or arising out its activities hereunder, except to the extent that any claims, damages, liability, or expense, if found on a final judgment by a court of law to have resulted from the other’s willful misconduct or gross negligence in performing the services described above.

5.

Termination

This Agreement may be terminated after six months by either party at the end of any subsequent calendar month. The terminating party shall give written notice to the other party at least fifteen days prior to such termination. However, the 3,000,000 shares issued as inducement to enter into this agreement, shall remain in full force and effect upon termination of this agreement.

6.

Entire Agreement

This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understanding, and agreements between the parties. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except in writing signed by all parties. However, all shares issued pursuant to this Agreement will remain in effect.

7.

Governing Law

This Agreement shall be governed by the Laws of the state of New York. The parties hereto agree to submit to the jurisdiction of the Supreme Court of the State of New York for the determination of any dispute arising this Agreement or in any action to enforce the terms hereof.

Please confirm the foregoing is in accordance with your understanding by signing and returning to us the duplicate of this letter.

Very truly yours,

By: /s/ Damon Testaverde
Damon Testaverde
Managing Director

Accepted and Agreed to:

By: /s/ David Larson
David Larson C.E.O.
Indigo-Energy, Inc.